AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1999

                                               REGISTRATION STATEMENT NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                        RECKSON ASSOCIATES REALTY CORP.
          (Exact name of each registrant as specified in its charter)

        MARYLAND
(State or other jurisdiction                                11-3233650
of incorporation or organization)       (I.R.S. employer identification number)

                             225 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (516) 694-6900
                  (Address, including zip code, and telephone
   number, including area code, of registrant's principal executive office)

                               SCOTT H. RECHLER
                   PRESIDENT AND CO-CHIEF EXECUTIVE OFFICER
                        RECKSON ASSOCIATES REALTY CORP.
                             225 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (516) 694-6900

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

                                   Copy to:

                           EDWARD F. PETROSKY, ESQ.
                            J. GERARD CUMMINS, ESQ.
                               BROWN & WOOD LLP
                      ONE WORLD TRADE CENTER, 58TH FLOOR
                             NEW YORK, N.Y. 10048

                              -------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    From time to time after this Registration Statement becomes effective.

                              -------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              -------------------


                        CALCULATION OF REGISTRATION FEE

Title of Class of Securities             Amount to        Proposed Maximum           Proposed Maximum            Amount of
to be Registered                         be Registered   Aggregate Price per     Aggregate Offering Price  Registration Fee(3)
                                                              Share (1)

Series B Convertible Cumulative           6,000,000           $25.00                  $150,000,000               $41,700
Preferred Stock, $.01 par value per          (2)
share, and the underlying Common Stock,
par value $.01 per share


(1) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for common stock issued upon conversion of the Series B Convertible Cumulative Preferred Stock.

(2) Such indeterminate number of shares of common stock into which the Series B Convertible Cumulative Preferred Stock are convertible.

(3) Pursuant to Rule 457(i) the amount of the registration fee is calculated on the basis of the proposed offering price of 6,000,000 shares of Series B Convertible Cumulative Preferred Stock.

                              -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                            SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 1, 1999

PROSPECTUS

                               6,000,000 SHARES

                        RECKSON ASSOCIATES REALTY CORP.

                SERIES B CONVERTIBLE CUMULATIVE PREFERRED STOCK
            (LIQUIDATION PREFERENCE EQUIVALENT TO $25.00 PER SHARE)
AND SUCH INDETERMINATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
                            OF THE PREFERRED STOCK
                          (PAR VALUE $0.01 PER SHARE)

                               -----------------


          This prospectus relates to the offer and sale from time to time by selling security holders referred to in this prospectus of up to 6,000,000 shares of our Series B Convertible Cumulative Preferred Stock, liquidation preference $25.00 per share, and such indeterminate number of shares of our common stock issuable on conversion of the Series B Preferred Stock. In this prospectus, we refer to the Series B Preferred Stock and the common stock issuable upon the conversion of the Series B Preferred Stock as the Offered Shares. The selling security holders acquired their Series B Preferred Stock in a private placement in June 1999. We are registering the Offered Shares as required under the terms of a registration rights agreement entered into at the time of the original private placement to the selling security holders. The registration of the Offered Shares does not necessarily mean that any of the Offered Shares will be offered or sold by the selling security holders.

         The selling security holders will receive all of the net proceeds from the sale of the Offered Shares and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. We will not receive any of the proceeds of sales by the selling security holders. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

         Our common stock is listed on the New York Stock Exchange under the symbol "RA." The Series B Preferred Stock is not listed on any national securities exchange or quoted on any automated quotation system.

         The Offered Shares may be sold by the selling security holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Security Holders." The selling security holders and any dealers, agents or underwriters which participate in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any commission received by them and any profit on the resale of the Offered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 1999.
                                              ------------

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may access the Commission's web site at http://www.sec.gov. These materials can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York, the exchange on which our common stock is listed.

         We have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the securities, of which this prospectus constitutes a part. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof, and the documents incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this prospectus:

SEC FILINGS (FILE NO. 1-13762)                          PERIOD

Annual Report on Form 10-K                Year ended December 31, 1998

Quarterly Reports on Form 10-Q            Quarters ended March 31, 1999,
                                          June 30, 1999 and September 30, 1999

Current Reports on Form 8-K               Filed February 5, 1999,
(including Form 8-K/A)                    February 5, 1999, March 1, 1999,
                                          March 26, 1999, May 11, 1999,
                                          June 7, 1999, June 25, 1999,
                                          August 25, 1999 and October 25, 1999

Registration Statement on Form 8-A        Filed May 9, 1995 (as amended)



         We also incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus until the particular offering is completed or after the date of the initial registration statement and prior to effectiveness of the registration statement:

          o    Reports filed under Section 13(a) and (c) of the Exchange Act;

          o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o   Any reports filed under Section 15(d) of the Exchange Act.

         Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

         We will provide a copy of any or all of these documents (exclusive of exhibits unless the exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Susan McGuire, Investor Relations, telephone number (516) 694-6900.

                       CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company are described below under "Risk Factors." These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. Our actual results may differ significantly from the results discussed in the forward-looking statements.

                                 RISK FACTORS

         An investment in the securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this prospectus before purchasing the securities offered. This prospectus contains forward-looking statements which involve risks and uncertainties. Factors that might cause a difference include, but are not limited to, those discussed below. You should refer to the explanation of the qualifications and limitations of such forward-looking statements discussed above.

o WE ARE DEPENDENT ON THE NEW YORK TRI-STATE AREA MARKET DUE TO LIMITED GEOGRAPHIC DIVERSIFICATION AND OUR FINANCIAL RESULTS MAY SUFFER AS A RESULT OF A DECLINE IN ECONOMIC CONDITIONS IN SUCH AREA

         A decline in the economic conditions in the New York Tri-State area and for commercial real estate could adversely affect our business, financial condition and results of operations. All of our properties, except one office property located in Orlando, Florida, are located in the New York Tri-State area, although our organizational documents do not restrict us from owning properties outside of this area. Each of our five markets are located in New York City and the suburbs of New York City and may be similarly affected by economic changes in this area. A significant downturn in the financial services industry and related industries would likely have a negative effect on these markets and on the performance of our properties.

         The following is a breakdown of our office and industrial properties for each of our five markets at September 30, 1999:

                           NUMBER OF          SQUARE FOOTAGE     ANNUAL BASE
                          PROPERTIES(1)                             RENT(2)

Long Island
  o  Office                     24                3,748,025        $77,339,309
  o  Industrial                 94                5,638,435         31,577,425
Westchester
  o  Office                     24                3,274,373         56,571,431
  o  Industrial                  3                  163,000          1,264,300
New Jersey
  o  Office                     17                1,993,999         32,442,856
  o  Industrial                 11                1,787,381          7,889,671
Connecticut
  o  Office                      8                1,123,188         22,323,614
  o  Industrial                  1                  452,414          2,911,020
New York City
  o  Office                      4                2,968,761         78,476,358

(1)  We also own one 357,000 square foot office building located in Orlando, FL.

(2) Represents base rents from leases in place as of October 1, 1999, for the period October 1, 1999 through September 30, 2000, excluding the reimbursement by tenants of electrical costs.

o DEBT SERVICING AND REFINANCING, INCREASES IN INTEREST RATES AND
  FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

         DEPENDENCE UPON DEBT FINANCING; RISK OF INABILITY TO SERVICE OR REFINANCE DEBT. In order to qualify as a real estate investment trust, or REIT, for federal income tax purposes, we are required to distribute at least 95% of our taxable income. As a result, we are more reliant on debt or equity financings than many other non-REIT companies that are able to retain more of their income.

         We are subject to the risks associated with debt financing. Our cash flow could be insufficient to meet required payments of principal and interest. We may not be able to refinance existing indebtedness, which in virtually all cases requires substantial principal payments at maturity, or the terms of such refinancing might not be as favorable as the terms of the existing indebtedness. As of September 30, 1999, the weighted average maturity of our existing indebtedness was approximately 7.9 years and our total existing indebtedness was approximately $1.2 billion. We also may not be able to refinance any indebtedness we incur in the future. Finally, we may not be able to obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

         RISING INTEREST RATES COULD ADVERSELY AFFECT CASH FLOW. We conduct all of our operations through, and serve as the sole general partner of, Reckson Operating Partnership, L.P. (the "Operating Partnership"). Increases in interest rates could increase the Operating Partnership's interest expense, which could adversely affect the ability to service its indebtedness or to pay dividends to our stockholders. As noted above, as of September 30, 1999, approximately 27% of our debt was variable rate debt and our total debt was approximately $1.2 billion. Outstanding advances under the credit facilities of the Operating Partnership bear interest at variable rates. In addition, we may incur indebtedness in the future that also bears interest at a variable rate.

         REQUIREMENTS OF CREDIT FACILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO MAKE DISTRIBUTIONS. The ability of the Operating Partnership to borrow under our credit facilities is subject to certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. The Operating Partnership relies on borrowings under its credit facilities to finance acquisition and development activities and for working capital purposes and, if the Operating Partnership is unable to borrow under its credit facilities, it could adversely affect our financial condition. The Operating Partnership has obtained a three-year unsecured credit facility from The Chase Manhattan Bank, Union Bank of Switzerland and PNC Bank, National Association, which provides for a maximum borrowing amount of up to $500 million. The Operating Partnership has also obtained a separate $75 million one-year unsecured credit facility from Chase and is currently negotiating to replace such facility, the term of which expires in December 1999, with a larger facility. The credit facilities also contain a financial covenant limiting the amount of distributions that we may pay to holders of our common stock during any fiscal quarter if they exceed, when added to all distributions paid during the three immediately preceding quarters, the greater of:

              o 90% of our funds from operations or 100% of our funds available for dividend; and
              o the amounts required in order for us to continue to qualify as a REIT.

         Although the Operating Partnership presently is in compliance with the covenants under the credit facilities, there is no assurance that the Operating Partnership will continue to be in compliance or that we will be able to service our indebtedness or pay dividends to our stockholders.

         NO LIMITATION ON DEBT. Currently, we have a policy of incurring debt only if our Debt Ratio is then 50% or less. As of September 30, 1999, our Debt Ratio was 42.4%. For these purposes, Debt Ratio is defined as the total debt of the Operating Partnership as a percentage of the market value of outstanding shares of common stock, including the conversion of outstanding partnership units in the Operating Partnership, the liquidation preference of the preferred stock of the Company and the liquidation preference of the preferred units of the Operating Partnership, excluding all units of general partnership owned by the Company, plus total debt (including the Company's share of joint venture debt and net of minority partners' interests). Under this policy, we could incur additional debt if our stock price increases, even if we may not have a corresponding increase in our ability to repay the debt. In addition, as of September 30, 1999, our debt-to-equity ratio was 1:1.36. We calculated our debt-to-equity ratio by comparing the total debt of the Operating Partnership to the value of the outstanding common stock of the Company and the common units of limited partnership interest of the Operating Partnership (including its share of joint venture debt and net of minority partners' interests), each based upon the market value of the common stock, and the liquidation preference of the preferred stock of the Company and the preferred units of limited partnership interest in the Operating Partnership, excluding all units of general partnership interest owned by the Company. As described above, our credit facilities contain financial covenants which limit the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect the ability to pay dividends to our stockholders and could increase the risk of default on the Operating Partnership's existing indebtedness.

o OUR ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES COULD RESULT IN
  LOSSES

         We intend to acquire existing office and industrial properties to the extent that suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected. Some of the properties that we acquire require significant additional investment and upgrades and are subject to the risk that estimates of the cost of improvements to bring such properties up to standards established for the intended market position may prove inaccurate. Since the IPO of the Company in June 1995, we have acquired or have contracted to acquire 68 office properties (excluding the office property located in Orlando, Florida and other properties located outside of New York that were acquired and subsequently disposed of in our acquisition of Tower Realty Trust, Inc.) with aggregate square footage of approximately 12.1 million and 50 industrial properties with aggregate square footage of approximately 5.1 million.

         We also intend to continue the selective development and construction of office and industrial properties in accordance with our development and underwriting policies as opportunities arise. We are currently developing or re-developing seven properties comprising approximately 1.1 million square feet. Our development and construction activities include the risks that:

                o we may abandon development opportunities after expending resources to determine feasibility
                o construction costs of a project may exceed our original estimates
                o occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable
                o financing may not be available to us on favorable terms for development of a property
                o we may not complete construction and lease-up on schedule, resulting in increased carrying costs to complete construction, construction costs and, in some instances, penalties owed to tenants with executed leases

         Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay dividends to our stockholders and service the Operating Partnership's indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

o ADVERSE REAL ESTATE MARKET CONDITIONS, INCREASES IN OPERATING EXPENSES
OR CAPITAL EXPENDITURES, TENANT DEFAULTS AND UNINSURED LOSSES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

         Our properties' revenues and value may be adversely affected by a number of factors, including:

                o the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates

                o the need to periodically renovate, repair and relet our space

                o increasing operating costs, including real estate taxes and utilities, which may not be passed through to tenants

                o defaults by our tenants or their failure to pay rent on a timely basis uninsured losses

         A significant portion of our expenses of real estate investments, such as mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a decrease in income from our properties. In addition, our real estate values and income from properties are also affected by our compliance with laws, including tax laws, interest rate levels and the availability of financing.

         BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Internal Revenue Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to the Company's stockholders.

         COMPETITION IN OUR MARKETS IS SIGNIFICANT. The competition for tenants in the office and industrial markets in the New York Tri-State area is significant and includes properties owned by other REITs, local privately-held companies, institutional investors and other owners. There is also significant competition for acquisitions in our markets from the same types of competitors. In addition, many users of industrial space in our markets own the buildings that they occupy.

         INCREASING OPERATING COSTS COULD ADVERSELY AFFECT CASH FLOW. Our properties are subject to operating risks common to commercial real estate, any and all of which may adversely affect occupancy or rental rates. Our properties are subject to increases in our operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other costs associated with security, landscaping, repairs and maintenance of our properties. While our tenants generally are currently obligated to pay a portion of these costs, there is no assurance that tenants will agree to pay these costs upon renewal or that new tenants will agree to pay these costs initially. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without at the same time decreasing occupancy rates. While we have cost saving measures at each of our properties, if any of the above occurs, our ability to pay dividends to our stockholders and service our indebtedness could be adversely affected.

         SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. However, losses arising from acts of war or relating to pollution are not generally insured because they are either uninsurable or not economically insurable. If an uninsured loss or a loss in excess of insured limits should occur, we could lose our capital invested in a property, as well as any future revenue from the property. We would remain obligated on any mortgage indebtedness or other obligations related to the property.

         INVESTMENTS IN MORTGAGE DEBT COULD LEAD TO LOSSES. We may invest in mortgages secured by office or industrial properties. We may acquire the mortgaged properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may not make payments of interest on a current basis and we may not realize our anticipated return or sustain losses relating to the investments. Although we currently have no intention to originate mortgage loans as a significant part of our business, we may make loans to a seller in connection with our purchase of real estate. The underwriting criteria we would use for these loans would be based upon the credit and value of the underlying real estate.

o PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

         Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining the qualification of the Company as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

         The following is a description of the significant joint ventures in which we are involved:

         OUR INVESTMENT IN THE OMNI INCLUDES THE RISKS THAT WE CANNOT REFINANCE OR DISPOSE OF THE PROPERTY IN OUR SOLE DISCRETION AND WE COULD HAVE OUR GENERAL PARTNERSHIP INTEREST CONVERTED INTO A LIMITED PARTNERSHIP INTEREST. The Operating Partnership owns a 60% general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni, a 575,000 square foot office building located in our Nassau West Corporate Center office park. Odyssey Partners, L.P. and an affiliate of Odyssey own the remaining 40% interest. Through our partnership interest, we act as managing partner and have the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the amended and restated agreement of limited partnership of Omni Partners, L.P. (the "Omni Partnership Agreement"). These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and the right to approve any sale of the Omni made on or before March 13, 2007 (the "Acquisition Date"). The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless certain conditions specified in the Omni Partnership Agreement shall occur. Upon the occurrence of any of these conditions, the Operating Partnership's general partnership interest shall convert to a limited partnership interest and an affiliate of Odyssey shall be the sole managing partner, or, at the option of Odyssey, the Operating Partnership shall be a co-managing partner with an affiliate of Odyssey. In addition, on the Acquisition Date, the Operating Partnership will have the right to purchase Odyssey's interest in the Omni Partnership at a price (the "Option Price") based on 90% of its fair market value. If the Operating Partnership fails to exercise this option, Odyssey has the right to require the Operating Partnership to purchase Odyssey's interest in the Omni Partnership on the Acquisition Date at the Option Price. The Operating Partnership has the right to extend the Acquisition Date until March 13, 2012. The Option Price shall apply to the payment of all sums due under a loan made by the Operating Partnership in March 1997 to Odyssey in the amount of approximately $17 million. The Odyssey loan matures on the Acquisition Date, subject to the Operating Partnership's right to extend the Acquisition Date as set forth above, and is secured by a pledge of Odyssey's interest in the Omni Partnership.

         OUR JOINT VENTURE IN AN OFFICE BUILDING IN TARRYTOWN, NEW YORK INCLUDES THE RISKS THAT WE CANNOT ENTER INTO LARGE LEASES OR REFINANCE OR DISPOSE OF THE BUILDING IN OUR DISCRETION. The Operating Partnership owns a 60% managing member interest in a limited liability company that owns 520 White Plains Road, a 171,761 square foot office building located in Tarrytown, New York. The remaining 40% member interest is held by Tarrytown Corporate Center III, L.P. ("TCC"), a partnership affiliated with the Halpern organization, the organization from which we acquired eight Class A office properties for approximately $86 million in February 1996. The member agreement governing the joint venture arrangement requires us to obtain the consent of TCC prior to engaging in activities such as entering into or modifying a lease for more than 25,000 rentable square feet, financing or refinancing indebtedness encumbering the property and selling or otherwise transferring the property.

         OUR JOINT VENTURES IN PRIVATIZATION OF GOVERNMENT OFFICE BUILDINGS AND CORRECTIONAL FACILITIES ARE DEPENDENT UPON CONTINUED OUTSOURCING BY GOVERNMENTS AND COMPETITIVE BIDDING. From time to time, the Operating Partnership may make joint venture investments in real estate assets with Reckson Strategic Venture Partners, LLC ("Reckson Strategic Venture Partners"). Reckson Service Industries, Inc. ("Reckson Service Industries"), an entity that the Company spun-off to its shareholders in 1998, owns 100% of the common ownership interests of Reckson Strategic Venture Partners and, accordingly, controls Reckson Strategic Venture Partners. The strategy of Reckson Strategic Venture Partners is to acquire interests in established entrepreneurial enterprises with experienced management teams in market sectors which are in the early stages of their growth cycle or offer circumstances for attractive investments as well as opportunities for future growth. Joint venture investments with Reckson Strategic Venture Partners may involve various types of real estate assets and involve different risks than those in our office and industrial sectors, as to which we have no prior experience or expertise. No assurance can be given as to the success of these investments. As of September 30, 1999, the Operating Partnership had made a joint venture investment with Reckson Strategic Venture Partners of $17.6 million in the area of privatization of government occupied office buildings and correctional facilities. In addition to the joint venture risks discussed above, this investment includes the following specific risks:

             o dependence upon the continued outsourcing of real estate functions by governmental entities

             o the ability to compete effectively in bidding on specific projects

             o     significant government regulation and/or oversight

o ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of, or the failure to properly remediate, the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

         All of our office properties and all of our industrial properties have been subjected to a Phase I or similar environmental site assessment after April 1, 1994 that were completed by independent environmental consultant companies, except for the property located at 35 Pinelawn Road which was originally developed by us and subjected to a Phase I in April 1992. These Phase I or similar environmental site assessments involved general inspections without soil sampling, ground water analysis or radon testing and, for our properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs. These environmental site assessments have not revealed any environmental liability that we believe would have a material adverse effect on our business.

o  FAILURE TO QUALIFY AS A REIT WOULD BE COSTLY

         We have operated (and intend to operate) so as to qualify as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 1995. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.

         If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay dividends to shareholders because of the additional tax liability to us for the years involved. Also, we would not then be required to pay dividends to our shareholders.

o TAX CONSEQUENCES UPON A SALE OR REFINANCING OF PROPERTIES MAY RESULT IN CONFLICTS OF INTEREST FOR DIRECTORS AND OFFICERS OF THE COMPANY

         Holders of units of limited partnership of the Operating Partnership or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, the directors and officers of the Company who hold limited partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

o  WE MAY HAVE CONFLICTS OF INTEREST WITH RECKSON SERVICE INDUSTRIES

         CONFLICTS AS A RESULT OF OVERLAPPING MANAGEMENT. Donald J. Rechler serves as our Chairman of the Board and as Co-Chief Executive Officer and is Chairman of the Board of Reckson Service Industries. Scott H. Rechler serves as our Co-Chief Executive Officer and President and is President and Chief Executive Officer of Reckson Service Industries. Scott Rechler is also a director of both companies. Michael Maturo serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company and Reckson Service Industries and is a director of Reckson Service Industries. Gregg Rechler and Mitchell Rechler, Co-Chief Operating Officers of the Company, also serve as directors of Reckson Service Industries and are members of its management advisory committee. Mitchell Rechler is also a director of the Company. Jason Barnett serves as Executive Vice President and General Counsel of both companies. Furthermore, Roger Rechler, an executive vice president of the Company and Vice-Chairman of the Board serves as a member of Reckson Service Industries Management Advisory Committee. Although each of the individuals referred to above is committed to the success of the Company they are also committed to the success of Reckson Service Industries. Our senior management and directors beneficially owned approximately 10% of the outstanding common stock of the Company, with a total market value, based on the New York Stock Exchange closing price of $20.8125 per share on September 30, 1999, of approximately $118.1 million, and approximately 35% of the outstanding common stock of Reckson Service Industries, with a total market value, at a stock price of $15.8125 per share on September 30, 1999, of approximately $141.0 million. In calculating the ownership of our common stock, we have assumed the conversion of all limited partnership units in the Operating Partnership into shares of common stock and the exercise of all vested stock options. There is a risk that the common membership of management, members of the Boards of Directors and ownership of the Company and Reckson Service Industries will lead to conflicts of interest in the fiduciary duties owed to stockholders by common directors and officers in connection with transactions between the two companies, as well as a conflict in allocating management time.

         CONFLICTS IN TRANSACTIONS WITH RECKSON SERVICE INDUSTRIES UNDER THE INTERCOMPANY AGREEMENT. The Operating Partnership and Reckson Service Industries have entered into an intercompany agreement to formalize their relationship at the outset and to limit conflicts of interest. The intercompany agreement was not negotiated at arms' length as it was negotiated while 95% of the common stock of Reckson Service Industries was owned by the Operating Partnership. Under the intercompany agreement, Reckson Service Industries granted the Operating Partnership a right of first opportunity to make any REIT-qualified investment that becomes available to Reckson Service Industries. In addition, if a REIT-qualified investment opportunity becomes available to an affiliate of Reckson Service Industries, including Reckson Strategic Venture Partners, 100% of the common ownership interest of which is indirectly owned by Reckson Service Industries, the intercompany agreement requires the Reckson Service Industries' affiliate to allow the Operating Partnership to participate in the opportunity to the extent of Reckson Service Industries' interest in the affiliate.

         Under the intercompany agreement, the Operating Partnership granted Reckson Service Industries a right of first opportunity to provide to the Operating Partnership and our tenants any type of non-customary commercial services for occupants of office, industrial and other property types, which we may not be permitted to provide because they may generate REIT non-qualifying income under Federal tax laws. Reckson Service Industries will provide services to the Operating Partnership at rates and on terms as attractive as either the best available for comparable services in the market or those offered by Reckson Service Industries to third parties. In addition, the Operating Partnership will give Reckson Service Industries access to its tenants with respect to commercial services that may be provided to tenants.

         Under the intercompany agreement, subject to certain conditions, the Operating Partnership granted Reckson Service Industries a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, because the operation of the property may involve the performance of non-customary services that under the Internal Revenue Code a REIT may not generally provide, it is required to enter into a "master" lease arrangement. Pursuant to a "master" lease arrangement, the Operating Partnership would own the property, but lease it entirely to a single lessee that would operate the property.

         With respect to services that Reckson Service Industries will provide to the Operating Partnership, management will have a conflict of interest in determining the market rates to charge the Operating Partnership for these services. In addition, management will have a conflict of interest in determining whether the Operating Partnership or Reckson Service Industries would pursue a REIT-qualified investment opportunity outside of our core business strategy of investing in office and industrial properties in the New York Tri-State area. Furthermore, the Operating Partnership and Reckson Service Industries may structure investments so that Reckson Strategic Venture Partners - Reckson Operating Partnership joint ventures may pursue the portion of investments generating REIT-qualified income and Reckson Strategic Venture Partners will pursue directly the other portion of these investments. Accordingly, Reckson Strategic Venture Partners and Reckson Strategic Venture Partners-Reckson Operating Partnership joint ventures may have conflicts of interest in the structuring, valuation, management and disposition of these investments.

         CONFLICTS IN OUR LOANS TO RECKSON SERVICE INDUSTRIES. In June 1998, the Operating Partnership established a credit facility with Reckson Service Industries (the "Reckson Service Industries Facility") in the amount of $100 million for Reckson Service Industries' service sector operations and other general corporate purposes. In addition, in June 1998, the Operating Partnership also established a credit facility with Reckson Service Industries (the "Reckson Strategic Venture Partners Facility", and together with the Reckson Service Industries Facility, the "Reckson Service Industries Credit Facilities") for the funding of investments of up to $100 million by Reckson Service Industries in Reckson Strategic Venture Partners. Amounts available under the Reckson Strategic Venture Partners Facility are reduced by the amount of any joint investment by the Operating Partnership into a joint venture with Reckson Strategic Venture Partners. Advances under the Reckson Strategic Venture Partners Facility in excess of $25 million in respect of any single platform will be subject to approval by the Board of Directors of the Company, while advances under the Reckson Service Industries Facility in excess of $10 million in respect of any single investment in non-customary commercial services, as well as advances for investments in opportunities in other services, will be subject to approval by the Board of Directors of the Company, or a committee thereof. Each Reckson Service Industries Credit Facility has a term of five years and advances thereunder are recourse obligations of Reckson Service Industries. Interest accrues on advances made under the Reckson Service Industries Credit Facilities at a rate equal to the greater of (1) the prime rate plus 2% and (2) 12% per annum, with the rate on amounts that are outstanding for more than one year increasing annually at a rate of 4% of the prior year's rate. Prior to maturity, interest will be payable quarterly but only to the extent of net cash flow and on an interest-only basis and will be prepayable without penalty at the option of Reckson Service Industries. As long as there are outstanding advances under either Reckson Service Industries Credit Facilities, Reckson Service Industries is generally prohibited from paying dividends on any shares of its capital stock, from incurring debt or from granting security interests in its assets. In November 1999, the Reckson Service Industries Facilities were amended to allow Reckson Service Industries to incur up to $135 million in debt secured by Reckson Service Industries' assets and to pay interest thereon, and to allow the payment of dividends on up to $200 million of preferred stock which may be issued by Reckson Service Industries. In consideration of the amendments, which were approved by our independent directors, Reckson Service Industries paid Reckson Operating Partnership approximately 176,000 shares of Reckson Service Industries common stock. The Reckson Service Industries Credit Facilities are subject to certain other covenants and prohibit advances thereunder to the extent the advances could, in our determination endanger the Company's status as a REIT. The terms of the Reckson Service Industries Credit Facilities were not negotiated at arms' length and thus may not reflect terms that could have been obtained from independent third parties. Additional indebtedness may be incurred by subsidiaries of Reckson Service Industries. As of September 30, 1999, borrowings under the Reckson Service Industries Credit Facilities aggregated approximately $116.6 million.

         POLICIES WITH RESPECT TO CONFLICTS OF INTEREST MAY NOT BE SUCCESSFUL. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which directors or officers of the Company have a conflicting interest by a majority of the directors who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent directors of the Company. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our stockholders.

o THE TOWER TRANSACTION INVOLVES OUR ENTRY INTO A NEW MARKET; THE TOWER PROPERTIES MAY NOT PERFORM AS WE ANTICIPATE

         On May 24, 1999, through Metropolitan Partners LLC, we closed on the purchase of 100% of the outstanding common stock of Tower Realty Trust, Inc. for a combination of cash and securities, including the Company's Class B exchangeable common stock. We control Metropolitan and own 100% of the common member interests therein. The acquisition of Tower subjects us to the following risks:

          o  the Tower portfolio may not perform as we anticipate

          o we may not be able to effectively integrate Tower's operations, which involve the operation and leasing of buildings in New York City, a market in which we have not previously owned and operated properties

o LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND THIRD PARTY ACQUISITION PROPOSALS

         OWNERSHIP LIMIT. To maintain the qualification of the Company as a REIT, five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended, to include certain entities) may not own, directly or indirectly, more than 50% in value of the outstanding capital stock of the Company during the last half of a taxable year (other than the first year). In order to protect against the risk of losing REIT status, our charter limits ownership of our issued and outstanding common stock by any single stockholder to 9% of the lesser of the number or value of the outstanding shares of common stock. It also limits ownership of our Class B exchangeable common stock by any single stockholder to 9% in value of the outstanding shares of all of our common stock and limits ownership of our issued and outstanding 7-5/8% Series A convertible cumulative preferred stock and Series B Convertible Cumulative Preferred Stock to 9% in value of the outstanding shares of all of our capital stock. In addition, a stockholder may not acquire shares of our Series A preferred stock that would result in the stockholder's owning in excess of 20% of the lesser of the number or value of outstanding shares of the Series A preferred stock. See "Description of Preferred Stock -- Restrictions on Ownership." These provisions may delay, defer or prevent a change of control in the Company or other transaction by a third party without the consent of the Board of Directors even if a change in control were in the best interests of our stockholders.

         STAGGERED BOARD. The Board of Directors of the Company is divided into three classes. The terms of the Class I, Class II and Class III directors expire in 2002, 2000, and 2001, respectively. Directors are chosen for a three-year term. These provisions may deter changes in control because of the increased time period necessary for a third party to acquire control of management through positions on the Board of Directors.

         SUPERMAJORITY VOTE FOR REMOVAL OF DIRECTORS. Our board of directors has approved an amendment to the Company's charter to opt into a provision of the Maryland General Corporation law (the "MGCL") requiring a vote of two-thirds of the common stock to remove one or more directors.

         MAJORITY OF VOTES REQUIRED TO CALL SPECIAL MEETINGS OF STOCKHOLDERS. Our board of directors has approved an amendment to the Company's bylaws providing that a special meeting of stockholders need only be called if requested by holders of the majority of votes eligible to be cast at such meeting.

         REQUIRED CONSENT OF HOLDERS OF UNITS FOR CERTAIN TRANSACTIONS. Under the terms of the Operating Partnership's partnership agreement, through June 2, 2000, the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets (whether by way of sale or by merger, sale or consolidation into another person) without the consent of the holders of 85% of the outstanding common limited partnership units. This voting requirement could delay, defer or prevent a change in control of the Company.

         FUTURE ISSUANCES OF COMMON STOCK. The Company's charter authorizes the Board of Directors to issue additional shares of common stock without stockholder approval. The Company may also issue shares of common stock in exchange for limited partnership units pursuant to the Operating Partnership's partnership agreement. The Board of Directors has also authorized the issuance of up to 11.7 million shares of Class B exchangeable common stock in connection with the Tower transaction. These shares are exchangeable on a one-for-one basis for shares of Reckson common stock and are entitled to an initial annual dividend of $2.24 per share, subject to adjustment annually. Issuance of common stock or Class B exchangeable common stock could have the effect of diluting existing common stockholders' interests.

         THE CHARTER OF THE COMPANY PERMITS THE ISSUANCE OF PREFERRED STOCK WHICH COULD DELAY, DEFER OR PREVENT A CHANGE IN CONTROL. Our charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, of which 9,200,000 shares of Series A Preferred Stock (8,000 shares of which have been converted to shares of common stock) and 6,000,000 shares of Series B preferred stock have been issued, to reclassify unissued shares of capital stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of any capital stock issued. Although the Board of Directors does not intend to do so at the present time, it could establish a series of preferred stock that could, depending on the terms of the preferred stock, delay, defer or prevent a change in control of the Company, that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

         LIMITATIONS ON ACQUISITION OF AND CHANGES IN CONTROL PURSUANT TO MARYLAND LAW. The MGCL contains provisions, referred to as the "control share acquisition statute," which eliminate the voting rights of shares acquired in a Maryland corporation in quantities so as to constitute "control shares," as defined under the MGCL. The MGCL also contains provisions, referred to as the "business combination statute," which generally limit business combinations between a Maryland corporation and any 10% owners of the company's stock or any affiliate thereof. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change in control of the Company under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-prevailing market price. As permitted by the MGCL, our bylaws contain a provision exempting any and all acquisitions by any person of shares of our capital stock from the control share acquisition statute. Our board of directors, however, has approved the Company's opting into the "business combination statute."

o  RISK OF IMPACT OF YEAR 2000 ISSUE ON OUR OPERATIONS AND FINANCIAL RESULTS

         Some of our older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities.

         We have completed our internal year 2000 project. Additionally, we have received assurances from our contractors that all of our building management and mechanical systems are currently year 2000 compliant or will be made compliant prior to any impact on those systems. However, we cannot guarantee that all contractors will comply with their assurances and therefore we may not be able to determine year 2000 compliance of those contractors. At that time, we will determine the extent to which we will be able to replace non-compliant contractors. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

         Through September 30, 1999, we have expended approximately $1.0 million in connection with year 2000 issues. However, due to unforeseeable factors in connection with the year 2000 issues, there can be no guarantee that additional expenses may not be necessary to assure year 2000 compliance. Specific factors that might cause material additional expenses include, but are not limited to, the future detection of vulnerable computer systems and programs, the availability and costs of personnel trained in this area to achieve year 2000 compliance, and similar uncertainties.

o THE MARKET VALUE OF SECURITIES COULD DECREASE BASED ON OUR PERFORMANCE AND MARKET PERCEPTION AND CONDITIONS

         EFFECT OF EARNINGS AND CASH DIVIDENDS. The market value of the equity securities of a REIT may be based primarily upon the market's perception of the REIT's growth potential and its current and future cash dividends, and may be secondarily based upon the real estate market value of the underlying assets. For the year ended December 31, 1998, the Company distributed approximately 75.7% of its cash available for distribution to its common stockholders. Although we have retained operating cash flow for investment and working capital purposes, which has increased the value of our underlying assets, this has not proportionately increased the market price of our equity securities. Our failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of the our equity securities.

         ADVERSE IMPACT OF RISING INTEREST RATES. One factor which influences the price of securities is the dividend or interest rate on the securities relative to market interest rates. Rising interest rates may lead potential buyers of equity securities of the Company to expect a higher dividend rate, which would adversely affect the market price of the securities. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and the ability of the Operating Partnership to service its indebtedness.

o TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY COULD ADVERSELY AFFECT DEBT HOLDERS

         Except with respect to a covenant limiting the incurrence of indebtedness, a covenant requiring the Operating Partnership to maintain a certain percentage of unencumbered assets and a covenant requiring any successor in a business combination with the Operating Partnership to assume all of the obligations of the Operating Partnership under the indenture pursuant to which the debt securities will be issued, the indenture does not contain any provisions that would protect holders of debt securities in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any of these parties, (ii) a change of control, or (iii) certain reorganizations, restructurings, mergers or similar transactions involving the Operating Partnership or the Company.

o  WE MAY NOT BE ABLE TO PAY ON GUARANTEES

         A guarantee of the Operating Partnership's debt securities by the Company effectively provides no benefit to investors and should not be viewed by investors as enhancing the credit of the debt securities or as providing any additional value to the debt securities. The Operating Partnership conducts all of the Company's operations, and the only asset of the Company is its interest in the Operating Partnership. As a result, if the Operating Partnership is unable to meet its obligations on the debt securities, the Company will not have any assets from which to pay on its guarantee of these debt securities.

                                  THE COMPANY

         We were incorporated in September 1994 and commenced operations effective with the completion of our initial public offering (the "IPO") on June 2, 1995.

         We were formed for the purpose of continuing the commercial real estate business of our predecessors, affiliated partnerships and other entities. For more than 40 years, we have been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, we believe that we are one of the largest owners and managers of Class A suburban office and industrial properties in the New York City Metropolitan Tri-State area of New York, New Jersey and Connecticut (the "New York Tri-State area"). When we refer to Class A office buildings in this prospectus, we mean well maintained, high quality buildings that achieve rental rates that are at the higher end of the range of rental rates for office properties in the particular market. We operate as a self-managed REIT with in-house capabilities in property management, development, construction and acquisitions. As of September 30, 1999, we owned and controlled, directly or indirectly, 188 properties located in the New York Tri-State area (the "Properties") encompassing approximately 21.2 million rentable square feet, all of which we manage. We also own one 357,000 square foot Class A office facility located in Orlando, Florida. The Properties consist of 77 Class A office properties encompassing approximately 13.1 million rentable square feet, 109 industrial properties encompassing approximately 8.0 million rentable square feet and two 10,000 square foot retail properties. In addition, as of September 30, 1999, we owned or had contracted to acquire approximately 377 acres of land that may present future development opportunities. We also have invested approximately $312.9 million in certain mortgage notes encumbering three Class A office properties encompassing approximately 1.6 million square feet, approximately 472 acres of land located in New Jersey and in a note receivable secured by a partnership interest in Omni Partner's, L.P., owner of the Omni, a 575,000 square foot Class A office property located in Uniondale, New York.

         The office properties are Class A office buildings that are well-located, well-maintained and professionally managed. In addition, these properties are modern or have been modernized to compete with newer buildings in their markets. We believe that these properties achieve among the highest rent and occupancy rates within their markets. A significant portion of the office properties are located in twelve planned office parks and are tenanted by, among others, national service firms, such as telecommunications firms, "big five" accounting firms, securities brokerage houses, insurance companies and health care providers. The industrial properties are utilized for distribution, warehousing, research and development, and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

         Our executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and our telephone number at that location is (516) 694-6900. At September 30, 1999, we had approximately 250 employees.

                                USE OF PROCEEDS

          We will not receive any of the proceeds of sales of the Offered Shares by the selling security holders.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

        The following table sets forth the consolidated ratios of earnings to fixed charges and preferred stock dividends of the Company for the periods shown:


                    Nine Months Ended                                      June 3, 1995 to    January 1, 1995      Year Ended
                      September 30,          Year Ended December 31,         December 31,        to June 2        December 31,
                          1999              1998       1997      1996           1995                1995              1994

Ratio of                  2.06x             2.11x     2.77x     2.72x           2.71x             1.02x(1)         ($493,000)
Earnings to                                                                                                          (1)(3)
Fixed Charges

Ratio of                  1.55x             1.89x       --        --             --                  --                --
Earnings to
Combined Fixed
Charges and
Preferred
Stock
Dividends(2)

(1) Prior to completion of the IPO on June 2, 1995, our predecessors operated in a manner as to minimize net taxable income to the owners. The IPO and the related formation transactions permitted us to deleverage our properties significantly, resulting in a significantly improved ratio of earnings to fixed charges.

(2)  Prior to April 1998, the Company had no preferred stock outstanding.

(3)  Represents the excess of fixed charges over earnings for the year ended
     December 31, 1994.


         The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by the aggregate of fixed charges and preferred dividends. For this purpose, earnings consist of income from continuing operations before minority interest, fixed charges and preferred dividends. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

GENERAL

         Our Charter provides that we may issue up to 25 million shares of preferred stock, $.01 par value per share. As of September 30, 1999, there were 9,192,000 shares of 7 5/8% Series A Convertible Cumulative Preferred Stock and 6,000,000 shares of Series B Convertible Cumulative Preferred Stock outstanding. The Series B Preferred Stock accumulates dividends at an initial rate of 7.85% per annum with such rate increasing annually to a rate of 8.85% per annum from and after April 30, 2001. Shares of the Series B Preferred Stock are redeemable by the Company on or after March 2, 2002. The Series B Preferred Stock is convertible at any time at the option of the holder at a conversion price of $26.05 per share of common stock, subject to adjustment in certain circumstances.

         The statements made hereunder relating to the Series B Preferred Stock are summaries of the material terms thereof and do not purport to be complete and are subject to, and are qualified in their entirety by, reference to the applicable provisions of the Company's articles of incorporation ("Charter") and bylaws and the articles supplementary establishing and fixing the rights and preferences of the Series B Preferred Stock (the "Designating Amendment"). All capitalized terms not otherwise defined herein have the respective meanings as set forth in the Designating Amendment.

RANK

         The Series B Preferred Stock, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, ranks:

         (i) senior to the common stock and to all classes or series of equity securities issued by the Company, the terms of which provide that the equity securities shall rank junior to the Series B Preferred Stock;

         (ii) on a parity with all classes or series of equity securities issued by us, including the Series A Preferred Stock, other than those referred to in clauses (i) and (iii); and

         (iii) junior to all classes or series of equity securities issued by the Company which the terms of the preferred stock provide will rank senior to it.

         The term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

         Holders of shares of Series B Preferred Stock are entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at a rate equal to:

         (i) 7.85% per annum of the liquidation preference per share (equivalent to $1.9625 per annum per share) from and including the date of original issue to but excluding April 30, 2000;

         (ii) 8.35% per annum of the liquidation preference per share (equivalent to $2.0875 per annum per share) from and including April 30, 2000 to but excluding April 30, 2001; and

         (iii) 8.85% per annum of the liquidation preference per share (equivalent to $2.2125 per annum per share) from and including April 30, 2001 and thereafter until any applicable redemption or conversion.

         Distributions on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a Business Day, the next succeeding Business Day, commencing July 31, 1999 (each a "Distribution Payment Date"). Any distribution payable on the Series B Preferred Stock for a partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions are payable to holders of record as they appear in the stock transfer records of the Company at the close of business on the applicable record date. The record date is the date designated by the Board of Directors of the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to the Distribution Payment Date.

         No distributions on the Series B Preferred Stock shall be authorized by the Board of Directors of the Company or be paid or set apart in trust for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

         Distributions on the Series B Preferred Stock accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above.

         No full distributions will be authorized or paid or set apart in trust for payment on any equity securities of the Company ranking, as to distributions, on a parity with or junior to the Series B Preferred Stock for any period unless full distributions in respect of the Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart in trust for such payment on the Series B Preferred Stock for all past distribution periods and the then current distribution period.

         When distributions are not paid in full or a sum sufficient for full payment is not so set apart in trust upon the Series B Preferred Stock and the other equity securities of the Company ranking on a parity as to distributions with the Series B Preferred Stock, all distributions authorized upon the Series B Preferred Stock and any other equity securities of the Company ranking on a parity as to distributions with the Series B Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share of Series B Preferred Stock and such other equity securities shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have cumulative distributions) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Stock which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless full distributions on the Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart in trust for payment for all past distribution periods and the then current distribution period, no distributions (other than in shares of common stock or other capital stock ranking junior to the Series B Preferred Stock of the series as to distributions and upon liquidation) shall be authorized or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series B Preferred Stock of the series as to distributions or upon liquidation, nor shall any shares of common stock, or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares) by the Company except:

         (i) by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to distributions and upon liquidation or

         (ii) redemptions for the purpose of preserving our status as a REIT.

REDEMPTION

         Shares of Series B Preferred Stock are not redeemable prior to March 2, 2002, subject to certain provisions of the Designating Amendment. On or after March 2, 2002, the Company may redeem shares of the Series B Preferred Stock, in whole or in part, from time to time, at a redemption price per share in cash equal to:

         (i) in the case of a redemption from and including March 2, 2002 to and including June 2, 2003, an amount that provides an annual rate of return in respect of such share of 15% calculated based on the timing and amount of all payments (including all distributions other than liquidated damages) made to and including the date of redemption, relative to the liquidation preference thereof;

         (ii) in the case of a redemption from and including June 2, 2003 to and including June 2, 2004, $25.50; and

         (iii) in the case of a redemption from and including June 2, 2004 and thereafter, $25.00, plus, in each case, all accumulated and unpaid distributions thereon to the date of redemption (the "Cash Redemption Right").

         In addition to the Cash Redemption Right, on or after March 2, 2002, the Series B Preferred Stock is redeemable by the Company, in whole or in part, at the option of the Company, for such number of shares of common stock as equals the redemption price per share of Series B Preferred Stock referred to in clause (i), (ii) or (iii) above, as applicable, exclusive of accumulated and unpaid distributions to the date of redemption, divided by the Conversion Price as of the opening of business on the date set forth for such redemption (the "Stock Redemption Right").

         Unless full distributions on all shares of Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart in trust for payment for all past distribution periods and the then current distribution period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

         Unless full distributions on all shares of Series B Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart in trust for payment for all past distribution periods and the then current distribution period, the Company shall not purchase or otherwise acquire or cause any of our affiliates to purchase or otherwise acquire, directly or indirectly, any shares of Series B Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series B Preferred Stock as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

         Each holder of Series B Preferred Stock at the close of business on a distribution payment record date is entitled to the distribution payable on the shares on the corresponding distribution payment date notwithstanding the redemption of the shares on or prior to the distribution payment date. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

         Notice of redemption will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed for redemption (the "Series B Preferred Stock Redemption Date"), addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company.

         Each notice of redemption shall state:

              (i)   the Series B Preferred Stock Redemption Date;

              (ii) the number of shares of Series B Preferred Stock to be redeemed;

              (iii) with respect to the Cash Redemption Right, the redemption price;

              (iv) with respect to the Stock Redemption Right, the number of shares of common stock to be issued with respect to each share of Series B Preferred Stock;

              (v) the place or places where certificates representing such shares of Series B Preferred Stock are to be surrendered for payment of the redemption price in cash, with respect to the Cash Redemption Right, and in certificates representing shares of common stock, with respect to the Stock Redemption Right;

              (vi) that distributions on the shares to be redeemed will cease to accumulate on such Series B Preferred Stock Redemption Date; and

              (vii) the date upon which the holder's conversion rights as to such shares shall terminate.

         If fewer than all the shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder.

         The Series B Preferred Stock does not have a stated maturity date and is not be subject to any sinking fund or mandatory redemption provisions.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a "liquidation"), the holders of the Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders liquidating distributions, in cash or property at its fair market value, as determined by our Board of Directors, in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of such liquidation, before any distribution or payment is made to holders of Common Stock or any other equity securities of the Company ranking junior to the Series B Preferred Stock as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.

         In the event that, upon any liquidation of the Company, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all other equity securities of the Company ranking on a parity with Series B Preferred Stock in the distribution of assets upon a liquidation, then the holders of Series B Preferred Stock and all other such equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled.

         The consolidation or merger of the Company with or into any other entity, or the merger of another entity with or into the Company, or a statutory share exchange by the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation of the Company.

VOTING RIGHTS

         Holders of the Series B Preferred Stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

         Whenever distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods, the holders of the Series B Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of the preferred stock so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such shares of Series B Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Directors will be increased by two directors.

         Unless provided otherwise, so long as any shares of the Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, given in person or by proxy, either in writing or at a meeting (the Series B Preferred Stock voting separately as a class):

         (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon a liquidation of the Company, or reclassify any authorized capital stock of the Company into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or

         (ii) amend, alter or repeal the provisions of the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof;

         provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the Series B Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Series B Preferred Stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been converted, redeemed or called for redemption upon proper notice and sufficient funds or shares of Common Stock, as applicable, shall have been deposited in trust to effect the redemption.

CONVERSION RIGHTS

         Subject to the restrictions on transfer and ownership described below, shares of the Series B Preferred Stock are convertible at any time, at the option of the holders thereof, into Common Stock at a conversion price of $26.05 per share of common stock (equivalent to a conversion rate of .9597 shares of common stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price"). The right to convert Series B Preferred Stock called for redemption will terminate at the close of business on the fifth Business Day prior to any Series B Preferred Stock Redemption date for such shares.

         Conversion of shares of Series B Preferred Stock may be effected by delivering certificates representing the shares to be converted, together with a written notice of conversion and a proper assignment of such shares, to the office of the Transfer Agent. Currently, such office is the principal corporate trust office of the Transfer Agent at 40 Wall Street, New York, New York 10005.

         Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates were surrendered and notice was received by the Company (and if applicable, payment of any amount equal to the distribution payable on the related shares of Series B Preferred Stock surrendered for conversion shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

         Holders of shares of Series B Preferred Stock at the close of business on a Distribution Payment Record Date will be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date, notwithstanding the conversion of such shares following the Distribution Payment Record Date and prior to the Distribution Payment Date. A holder of Series B Preferred Stock on a Distribution Payment Record Date who (or whose transferee) tenders shares for conversion into Common Stock on the Distribution Payment Date will receive the distribution payable by the Company on such Series B Preferred Stock on such date, and the converting holder need not include payment of the amount of the distribution upon surrender of certificates for conversion. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the common stock that is issued upon the conversion.

         Fractional shares of Common Stock will not be issued upon conversion but, instead, the Company will pay a cash adjustment based on the Current Market Price of the Common Stock on the Trading Day immediately prior to the Conversion Date.

         For a discussion of the Common Stock to be received upon conversion of Series B Preferred Stock, see "Description of Common Stock" below.

CONVERSION PRICE ADJUSTMENTS

         The Conversion Price is subject to adjustment upon certain events, including:

              (i) the payment of distributions payable in Common Stock on any class of shares of the Company;

              (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock;

              (iii) subdivisions, combinations and reclassifications of Common
                    Stock; and

              (iv) distributions to all holders of Common Stock of the Company of evidences of indebtedness of the Company or assets (excluding those rights, options, warrants and distributions referred to above and excluding Permitted Common Stock Cash Distributions (as defined below)).

Permitted Common Stock Cash Distributions are those cumulative cash distributions paid with respect to the common stock after June 2, 1999, which are not in excess of the following: the sum of (i) the Company's cumulative undistributed FFO at June 2, 1999, plus (ii) the cumulative amount of FFO, as determined by the Board of Directors, after June 2, 1999, minus (iii) the cumulative amount of distributions accumulated or paid on any other class of preferred shares after the date of original issue of the Series B Preferred Stock. Any adjustment required to be made shall be made in the time as may be required in order to preserve the tax-free nature of a distribution to the holders of common stock. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in the Conversion Price. However, any adjustments that are not required to be made because of the 1% threshold in the prior sentence, shall be carried forward and taken into account in any subsequent adjustment until made.

         Except as otherwise described in the preceding paragraph, in case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the common stock or sale of all or substantially all of the Company's assets), in each case as a result of which common stock will be converted into the right to receive securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash or any combination thereof) receivable upon the consummation of such transactions by a holder of that number of shares of common stock or fraction thereof into which one share of Series B Preferred Stock was convertible immediately prior to such transaction, assuming such holder of common stock

              (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, or an affiliate of this person, and

              (ii) failed to exercise any rights of election (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-electing shares).

         The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

SHAREHOLDER LIABILITY

         Applicable Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for our acts and obligations, and that our funds and property shall be the only recourse for these acts or obligations.

RESTRICTIONS ON OWNERSHIP

         To qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Except as provided in the Designating Amendment, no person shall beneficially own or constructively own any shares of Series B Preferred Stock such that this person would beneficially or constructively own in excess of 9% of the capital stock of the Company. In addition, the Designating Amendment for the Series B Preferred Stock contains further provisions restricting the ownership and transfer of the Series B Preferred Stock.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Series B Preferred Stock is American Stock Transfer & Trust Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

         The Series B Preferred Stock is convertible into our common stock as described above under "Description of Series B Preferred Stock - Conversion Rights."

         The charter of the Company (the "Charter") provides that the Company may issue up to 100 million shares of common stock, $.01 par value per share. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at the option of the Company, common stock of the Company on a one-for-one basis. On September 30, 1999, there were 40,369,506 shares of common stock outstanding and 10,913,763 shares of Class B exchangeable common stock outstanding.

         The Company issued Class B exchangeable common stock in connection with the acquisition of Tower Realty Trust, Inc. The shares of Class B common stock are entitled to receive an annual dividend of $2.24 per share, payable quarterly, for the first four full quarters immediately following their issuance. The cash dividend on the Class B common stock is subject to adjustment annually, beginning on the first anniversary of the end of the quarter following the issuance of the Class B common stock, by a percentage equal to 70% of the cumulative percentage change in the Company's FFO per share above the FFO per share during the year prior to issuance. The shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of shares of common stock of the Company, subject to customary antidilution adjustments. The Company, at its option, may redeem any or all of the Class B common stock in exchange for an equal number of shares of its common stock at any time following the four year, six-month anniversary of the issuance of the Class B common stock. The Class B common stock ranks pari passu with the Company's existing common stock. The Series B Preferred Stock is not convertible into our Class B exchangeable common stock.

         All shares of common stock have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of common stock offered hereby will be entitled to receive distributions on the stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its common stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

         Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of the Company's common stock and Class B common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of these shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of the Company's common stock and Class B common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities. Subject to the provisions of the Charter regarding Excess Stock, shares of common stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE CHARTER

         Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter does not provide for a lesser percentage in these situations. In addition, the Operating Partnership's partnership agreement provides that for the five-year period following the completion of the IPO (i.e. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of the transaction) without the consent of the holders of 85% of all outstanding limited partnership units.

         The Charter authorizes the Board of Directors of the Company to reclassify any unissued shares of common stock into other classes or series of classes of capital stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

         Prospective investors should review the section captioned "Risk Factors - Limits on Ownership and Changes in Control May Delay Changes in Management and Third Party Acquisition Proposals."

RESTRICTIONS ON OWNERSHIP

         In order to qualify as a REIT under the Code, not more than 50% in value of the outstanding common stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Charter restricting the ownership or acquisition of shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                           SELLING SECURITY HOLDERS

         The Series B Preferred Stock was originally issued by the Company in an offering exempt from the registration requirements of the Securities Act. The purchasers of the Series B Preferred Stock in that offering or their transferees, pledgees, donees or successors, who we collectively refer to in this prospectus as selling security holders, may from time to time offer and sell pursuant to this prospectus any or all of the Series B Preferred Stock and/or the shares of our common stock issuable upon conversion of the Series B Preferred Stock. In this prospectus, we refer to the Series B Preferred Stock and the common stock issuable upon conversion of such preferred stock as Offered Shares. Although none of the selling security holders has advised us that it currently intends to sell all or any of the Offered Shares pursuant to this prospectus, the selling security holders may choose to sell Offered Shares from time to time upon notice to us. See "Plan of Distribution."

         Except as otherwise indicated, the table below sets forth certain information with respect to the Series B Preferred Stock as of the date hereof. To our knowledge and based on certain representations made by the selling security holders, except as indicated below and other than as a result of the ownership of the Series B Preferred Stock indicated below, none of the selling security holders has had any material relationship with us or any of our affiliates within the past three years; except that Salomon Smith Barney, Inc., a subsidiary of The Travelers Group, has provided us with investment banking and similar services from time to time.

                                        Number of Shares of Series B Preferred
Name of Selling Security Holder         Stock Owned and That May be Sold

Stichting Pensioenfonds ABP......................  4,000,000

The Travelers Insurance Company..................    900,000

The Travelers Life and Annuity Company...........    100,000

The Standard Fire Insurance Company..............    120,000

Travelers Casualty and Surety Company............    880,000
                                                   ---------

TOTAL............................................  6,000,000
                                                   =========

         The preceding table has been prepared based on information furnished to us by or on behalf of the selling security holders. With respect to each selling security holder, the number of shares of Series B Preferred Stock set forth may be increased or decreased since the information was furnished, and there may be additional selling security holders of which we are unaware. The Series B Preferred Stock is convertible into our common stock based upon a conversion ratio, which at November 15, 1999 equalled .9597 of our common shares for each converted share of Series B Preferred Stock. The conversion ratio is subject to adjustment under certain circumstances.

         Information concerning the selling security holders may change from time to time and any such changed information that we become aware of will be set forth in supplements to this prospectus if and when necessary. Accordingly, the number of Offered Shares offered hereby may increase or decrease.

                             PLAN OF DISTRIBUTION

         The Offered Shares may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer the Offered Shares to or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of such securities for whom they may act as agents. The selling security holders and any underwriters, dealers or agents that participate in the distribution of Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         Offered Shares may be sold from time to time in one or more transactions (which may involve block crosses or transactions) (i) on any national securities exchange or quotation service on which the Offered Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, (iv) through the distribution of the Offered Shares by any selling security holder to its partners, members or shareholders, (v) directly to one or more purchasers, (vi) through agents, (vii) in a combination of such methods of sale or (viii) through short sales through underwriters, brokers or dealers (who may act as agent or principal). The selling security holders may sell the Offered Shares at prices which are current when the sales take place or at other prices to which they agree.

         In addition, the Offered Shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus. To comply with the securities laws of certain jurisdictions, if applicable, the Offered Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Shares may not be offered or sold unless it has been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The selling security holders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Shares by the selling security holders. The foregoing may affect the marketability of such securities.

         Pursuant to the Registration Rights Agreement, we shall pay all expenses of the registration of the Offered Shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws, and will reimburse any single counsel designated in writing by the selling security holders of a majority of the aggregate liquidation preference of outstanding preferred stock provided, however, that each selling security holder will pay all expenses of its counsel, underwriting discounts and selling commissions and transfer taxes, if any, relating to the sale or disposition of such selling security holder's Offered Shares. The selling security holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The selling security holders or other persons effecting sales hereunder may agree to indemnify any such underwriters, dealers and agents against certain liabilities, including liabilities under the Securities Act.

         Upon notification by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Offered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares of preferred stock involved, (iii) the price at which such preferred stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

                  RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

         The Charter provides that we may issue up to 75 million shares of Excess Stock, par value $.01 per share. For a description of our Excess Stock, see "--Restrictions on Ownership" below.

RESTRICTIONS ON OWNERSHIP

         In order for us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by certain types of entities, the as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of the entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of the entities will be counted as our shareholders).

         In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among stockholders, our Charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the outstanding shares of common stock. The Charter also imposes limitations on the ownership of preferred stock. See "Description of Series B Preferred Stock
- Restrictions on Ownership." Any transfer of shares of stock that would result in a violation of the Ownership Limit or that would result in disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and tax counsel is presented that the changes in ownership will not then or in the future jeopardize REIT status and the Board of Directors otherwise decides that waiving the Ownership Limit is in our best interests.

         Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to our discovery that capital stock has been transferred in violation of the provisions of the Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into Excess Stock would be permitted under the Ownership Limit. If the transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (1) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for the shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and
(2) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at our option, to have acted as our agent in acquiring the shares of Excess Stock and to hold the shares of Excess Stock for us.

         In addition, we will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for the shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for the shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which the shares of Excess Stock were converted for the ten trading days immediately preceding the sale or gift, and (ii) the average closing price for the class of stock from which the shares of Excess Stock were converted for the ten trading days immediately preceding the date we elect to purchase the shares. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date the Board of Directors determines that a violative transfer has been made.

         These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

         All certificates representing shares of stock will bear a legend referring to the restrictions described above.

         Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of our capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance.

         The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

                       FEDERAL INCOME TAX CONSIDERATIONS

         Based on various assumptions and factual representations made by the Company regarding its operations, in the opinion of Brown & Wood LLP, counsel to the Company, commencing with the Company's taxable year ended December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operating the Company will enable it to meet the requirements for qualification and taxation as a REIT. The qualification of the Company depends upon its ability to meet the various requirements imposed under the Code through actual operations, as discussed below. Brown & Wood LLP will not review the Company's operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Brown & Wood LLP is not binding on the IRS or any court. The opinion of Brown & Wood LLP is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

         The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the Company and its stockholders' federal income tax treatment. For the particular provisions that govern the Company and its stockholders' federal income tax treatment, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by reference.

         Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. See "Risk Factors-Risks of Failure to Qualify as a REIT."

         In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's common stock or preferred stock with respect to which the distribution is paid. To the extent that distributions exceed the stockholder's basis, the excess will be taxed in the same manner as gain from the sale of that common stock or preferred stock. For purposes of determining whether a distribution on the common stock or the preferred stock is out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the preferred stock and then to the common stock. Beginning in 1998, the Company may elect to retain long-term capital gains and pay corporate-level income tax on them and treat the retained gains as if they had been distributed to stockholders. In this case, each stockholder would include in income, as long-term capital gain, its proportionate share of the undistributed gains and would be deemed to have paid its proportionate share of the tax paid by the Company with respect thereto. In addition, the basis for a stockholder's common stock or preferred stock would be increased by the amount of the undistributed long-term capital gain included in its income, less the amount of the tax it is deemed to have paid with respect thereto.

         The Work Incentives Improvement Act of 1999 was recently passed by Congress and is currently before the President for signature. This act contains several tax provisions regarding REITs, including a reduction of the annual distribution requirement for REIT taxable income from 95% to 90%. The act also would change the 10% voting securities test under current law to a 10% vote or value test. Thus, subject to certain exceptions, a REIT would not be allowed to own more than 10% of the vote or value of the outstanding securities of any issuer (other than a qualified REIT subsidiary or another
REIT). One exception to this new test, which would also be an exception to the 5% asset test under current law, would allow a REIT to own any or all of the securities of a "taxable REIT subsidiary." A taxable REIT subsidiary could perform non-customary services for tenants of a REIT without disqualifying rents received from such tenants for purposes of the REIT's gross income tests and could also undertake third-party management and development activities as well as non-real-estate-related activities. A taxable REIT subsidiary would be taxed as a regular C corporation but would be subject to "earnings stripping" limitations on the deductibility of interest paid to its REIT. In addition, a REIT would be subject to a 100% excise tax on certain excess amounts to ensure an arm's-length relationship between the REIT and its taxable REIT subsidiaries. No more than 20% of a REIT's total assets could consist of securities of taxable REIT subsidiaries.

         The foregoing provisions would become applicable to the Company on January 1, 2001, subject to grandfather rules with respect to the 10% value test as well as a transition period for the tax-free conversion of existing corporate subsidiaries into taxable REIT subsidiaries. We have made no decision at this time with regard to any actions we might take if and when the Work Incentives Improvement Act becomes law and there can be no assurance as to how the enactment of these changes would affect our business in the future.

         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from the investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on our distributions.

         CONVERSION OF SERIES B PREFERRED STOCK TO COMMON STOCK. Assuming that Series B Preferred Stock will not be converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the conversion of the Series B Preferred Stock at the option of the holder solely into Common Stock, whether as a result of the exercise by the holder of its conversion right or the exercise by the Company of its Stock Redemption Right. The basis that a holder will have for tax purposes in the Common Stock received will be equal to the adjusted basis the holder had in the Series B Preferred Stock so converted and, provided that the Series B Preferred Stock was held as a capital asset, the holding period for the Common Stock received will include the holding period for the Series B Preferred Stock converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share. If a conversion occurs when there is a dividend arrearage on the Series B Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Series B Preferred Stock, a portion of the Common Stock received may be treated as a dividend distribution taxable as ordinary income.

         ADJUSTMENTS TO CONVERSION PRICE. Section 305(c) of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible stock, such as the Series B Preferred Stock, as a distribution taxable as a dividend to the extent of the issuing corporation's current and accumulated earnings and profits. Treasury regulations treat holders of convertible preferred stock as having received such a constructive distribution when the conversion price of such preferred stock is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock is convertible. Thus, under certain circumstances, an adjustment to the conversion price of the Series B Preferred Stock may give rise to a deemed taxable stock dividend to the stockholders thereof, whether or not such stockholders exercise their conversion privilege.

         CASH REDEMPTION OF SERIES B PREFERRED STOCK. The Company may redeem the Series B Preferred Stock for cash at its option, in whole or in part, and from time to time, beginning on March 2, 2002, at prices reflecting a premium over the Liquidation Preference for redemptions occurring before June 2, 2004, all as more fully set forth under "Description of Series B Preferred Stock - Redemption". A redemption of Series B Preferred Stock will be treated under
Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in
Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned by the holder, must generally be taken into account. If a particular holder of Series B Preferred Stock owns (actually or constructively) no Common Stock, or an insubstantial percentage of the outstanding Common Stock (including Common Stock owned constructively as a result of the conversion feature of the Series B Preferred Stock), a redemption of Series B Preferred Stock of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series B Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

         If a redemption of Series B Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and
(ii) the holder's adjusted tax basis in the Series B Preferred Stock. Such gain or loss will be capital gain or loss if the Series B Preferred Stock has been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

         If a redemption of Series B Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted tax basis in the redeemed Series B Preferred Stock will be transferred to the holder's remaining shares of stock of the Company. If the holder owns no other shares of stock of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

         REDEMPTION PREMIUM. Section 305(c) of the Code and the regulations thereunder provide in certain cases for the accrual of a redemption premium on preferred stock on a constant yield-to-maturity basis and for the treatment of such accrual as a distribution with respect to such preferred stock. For such accrual to apply to a redemption premium on the Series B Preferred Stock, there would be required a determination of the existence of a "maturity date," i.e., a date (occurring before June 2, 2004) at which it would be considered, as of the issuance of the Series B Preferred Stock, to be more likely than not that the Company would exercise its redemption option. The regulations, however, provide a safe harbor under which an issuer will not be considered to be more likely than not to exercise its redemption option. In addition to certain other requirements, the safe harbor requires that the exercise of the redemption option will not reduce the yield of the stock. Based upon certain representations of the Company and the terms of the Series B Preferred Stock, the safe harbor will be satisfied. Accordingly, the redemption premium on the Series B Preferred Stock should not be subject to accrual under Section 305(c).

                                 LEGAL MATTERS

          The validity of the issuance of the Offered Shares (and certain legal matters described under "Federal Income Tax Considerations") will be passed upon for us by Brown & Wood LLP, New York, New York.

                                    EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1998; and the combined statement of revenues and certain expenses of 919 Third Avenue (as defined therein) for the year ended December 31, 1998 appearing in the Company's Form 8-K dated May 11, 1999, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

             --------------------

                  TABLE OF CONTENTS

Available Information.....................  2
Incorporation of Certain Documents By
     Reference............................  2
Cautionary Statements Concerning
Forward-Looking Information...............  3         RECKSON ASSOCIATES
Risk Factors..............................  3            REALTY CORP.
The Company............................... 15
Use of Proceeds........................... 16
Ratio of Earnings to Combined Fixed
     Charges and Preferred Stock
     Dividends............................ 17
Description of Series B Preferred Stock... 17
Description of Common Stock............... 25
Selling Security Holders.................. 27
Plan of Distribution...................... 28
Restrictions on Ownership of Capital
     Stock................................ 29
Federal Income Tax Considerations......... 31
Legal Matters............................. 34
Experts................................... 34

             --------------------

                                           PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company:

    Securities and Exchange Commission registration fee.........     $41,700.00
    Printing and engraving expenses.............................       5,000.00
    Legal fees and expenses.....................................      25,000.00
    Accounting fees and expenses................................      12,000.00
    Trustee's fees..............................................      10,000.00
    Miscellaneous...............................................       5,000.00
                                                                      ---------
    Total.......................................................     $98,700.00
                                                                      =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Maryland General Corporation Law, as amended from time to time (the "MGCL"), permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the company and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         Our Charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another company, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such company, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director and at our request, serves or has served another company, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such company, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of us or our predecessor.

         The MGCL requires a company (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a company to advance reasonable expenses, upon the company's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

         We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights they provide.

         The Partnership Agreement of the Operating Partnership contains provisions indemnifying its partners and their officers and directors to the fullest extent permitted by the Delaware Limited Partnership Act.

ITEM 16.  EXHIBITS.

      4.1       --         Articles of Incorporation(1)

      4.2       --         Articles Supplementary establishing and fixing
                           the rights and preferences of the Series B
                           Convertible Cumulative Preferred Stock(2)

      4.3       --         Form of Series B Preferred Stock Certificate

      4.4       --         Form of Common Stock Certificate(1)

      4.5       --         By-laws(1)

         5      --         Opinion of Brown & Wood LLP as to the legality of
                           the Offered Shares

         8      --         Opinion of Brown & Wood LLP as to tax matters

     12.1       --         Calculation of Reckson Associates Realty Corp.
                           Ratios of Earnings to Fixed Charges.

     12.2       --         Calculation of Reckson Associates Realty Corp.
                           Ratios of Earnings to Combined
                           Fixed Charges and Preferred Stock Dividends.

      23.1      --         Consent of Brown & Wood LLP  (included in Exhibits
                           5 and 8)

     23.2       --         Consent of Ernst & Young LLP

       24       --         Power of attorney (included on the signature page of
                           this Registration Statement)

---------------
(1) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 33-84324) and incorporated herein by reference.
(2) Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed on June 7, 1999 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (1)(i) and
                  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) (a) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Reckson Associates Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Huntington, State of New York, on December 1, 1999.

                                               RECKSON ASSOCIATES REALTY CORP.

                                               By:    /s/  Scott H. Rechler
                                                  ----------------------------
                                                       Scott H. Rechler
                                                       President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott H. Rechler, Mitchell D. Rechler and Michael Maturo or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                                  DATE

          /s/ Donald J. Rechler            Chairman of the Board, Co-Chief Executive          December 1, 1999
          ---------------------            Officer and Director (Principal Executive
            Donald J. Rechler              Officer)

          /s/ Scott H. Rechler             President, Co-Chief Executive Officer and          December 1, 1999
          --------------------             Director
            Scott H. Rechler

                                           Executive Vice President, Treasurer and
           /s/ Michael Maturo              Chief Financial Officer (Principal                 December 1, 1999
           ------------------              Financial Officer and Principal Accounting
             Michael Maturo                Officer)

          /s/ Roger M. Rechler             Vice-Chairman of the Board and Director            December 1, 1999
          --------------------
            Roger M. Rechler

         /s/ Mitchell D. Rechler           Co-Chief Operating Officer  and Director           December 1, 1999
         -----------------------
           Mitchell D. Rechler

           /s/ Harvey R. Blau                             Director                            December 1, 1999
           ------------------
             Harvey R. Blau

          /s/ Leonard Feinstein                           Director                            December 1, 1999
          ---------------------
            Leonard Feinstein

         /s/ Herve A. Kevenides                           Director                            December 1, 1999
         ----------------------
           Herve A. Kevenides

           /s/ John V.N. Klein                            Director                            December 1, 1999
           -------------------
             John V.N. Klein

                                                          Director
            ----------------
            Lewis S. Ranieri

        /s/ Conrad D. Stephenson                          Director                            December 1, 1999
        ------------------------
          Conrad D. Stephenson

                                 EXHIBIT INDEX

  EXHIBITS               DESCRIPTION                                      PAGE

   4.3      --     Form of Series B Preferred Stock Certificate

     5      --     Opinion of Brown & Wood LLP as to the legality of the
                   Offered Shares

     8      --     Opinion of Brown & Wood LLP as to tax matters

  12.1      --     Calculation of Reckson Associates Realty Corp. Ratios
                   of Earnings to Fixed Charges

  12.2      --     Calculation of Reckson Associates Realty Corp. Ratios
                   of Earnings to Combined Fixed Charges and Preferred
                   Stock Dividends

  23.1      --     Consent of Brown & Wood LLP (included in Exhibits 5
                   and  8)

  23.2      --     Consent of Ernst & Young LLP

    24      --     Power of attorney (included on the signature page of
                   this Registration Statement)